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                                                                    EXHIBIT 10.9


June 25, 1999

Dear , Formus Communications, Inc. (the "Company") would like to extend to you
an offer of employment as a [                                    ]. This
position reports to the [                           ] of Formus Communications,
Inc. You will be compensated at a bimonthly rate of $ (pay dates are the 15th and last day of each month). This compensation accumulates to an annual total of $.

Subject to the Board of Directors Compensation Committee approval, you will receive a common stock option grant for shares. This grant will be at the fair market value and subject to the terms and conditions of the stock option agreement.

The Company offers a benefit package which includes Medical, Prescription, Life, AD&D and Long Term Disability with no premium cost to you. The Company also offers a Dental plan and spouse and dependent coverage for certain benefits and shares a significant portion of the insurance costs with the employee. You may enroll in the 401(k) plan the first quarter after hire. In addition, through the IRS 125 tax saver and flexible-spending plan, you will be able to deduct your portion of the premiums as well as certain medical and dependent care expenses on a pre-tax basis.


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As a condition to your employment with Formus Communications, Inc., and by signing below and returning a copy of this letter to the Company, you hereby agree with the Company to comply with the obligations specified herein.

You acknowledge and agree: (1) that any information or documentation concerning the Company or any of its affiliates that develops or is provided during the term of your employment with the Company (including without limitation, data, agreements, business plans or proposals) is confidential and proprietary to the Company (the "Confidential Information"); (2) not to disclose any Confidential Information to anyone outside of Company or its affiliates, except to the extent properly necessary to further the business activities of the Company; and (3) never to use any Confidential Information for any personal purpose or advantage, but only in the performance of your duties to the Company from time to time. If the Company publicly discloses any particular information or documentation that was Confidential Information, then that particular information or documentation shall cease to be Confidential Information within the meaning of this Agreement. You also agree that following the termination of your employment, you shall return promptly to the Company all Confidential Information (regardless of form) and all other property of the Company in your possession and you shall continue to comply with the provisions of this paragraph indefinitely.

During the term of your employment with the Company and for a period of 12 months thereafter, you will not individually, with third parties or on behalf of third parties, investigate or develop business opportunities with respect to, or enter into negotiations, agreements, consulting contracts or partnerships with any company or individual for the purpose of pursuing the specific business of LMDS, in any market in which the Company has an interest in pursuing as of the date of the termination of this Agreement. You agree that the provisions of this paragraph are reasonable and are intended to protect Confidential Information of the Company to which you become privy and preclude its use by you to develop a competitive business in such markets.

If this paragraph or any other provision in this Agreement is too broad in temporal, geographical or other scope to be fully enforceable as written, then such scope shall be reduced by the minimum reduction necessary to render it enforceable.

You agree to inform the Company promptly and fully by written report of all patents, processes, discoveries, intellectual property and other proprietary information, and all records (in whatever form) related thereto (collectively, "Discoveries") made, originated, developed, conceived, improved or perfected to any degree by you that pertain in any manner to the Company's expertise or business, whether or not during working hours or with the use of the Company's facilities, materials or personnel, either solely or jointly with others during the



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Term of this Agreement or within twelve (12) months thereafter. You agree that the written reports shall set forth in detail the procedures employed and the results achieved. Any such Discoveries shall be the sole and exclusive property of the Company, and you hereby agree to assign, and do hereby assign, to the Company any and all of your right, title and interest therein and thereto, including, without limitation, all trade secret rights, copyrights, patent rights and other intellectual property rights of whatever kind or character.

You agree upon the request of and at the sole cost and expense of the Company, to do at all times such acts and execute and deliver promptly to the Company such papers, instruments and documents, as from time to time may be necessary, advisable or useful to register, apply for, secure, maintain, transfer, extend or defend the Company's rights in such Discoveries so as to secure to the Company the full benefits of such Discoveries or otherwise carry out into full force and effect the assignment set out above.

You acknowledge that all existing Discoveries held by you which you wish excluded from the operation of this Agreement will be disclosed in writing on the attached Appendix A, to Formus prior to the date of your employment, and there are no other currently existing Discoveries that you wish to exclude from the operation of this Agreement. You hereby represent that there is no other assignment or contract to assign Discoveries that is now in existence between you and any other person (including any business or government entity).

During the term of this agreement and for a period of 12 months after termination of this agreement, you shall not, without the Company's prior written consent, directly or indirectly: (a) cause or attempt to cause any employee, agent or contractor of the Company or any of its affiliates, to terminate his or her employment, agency or contractor relationship with the Company or any such affiliate; (b) interfere or attempt to interfere with the relationship between the Company or any such affiliate and any employee, contractor or agent of the Company; (c) hire or attempt to hire any employee, agent or contractor of the Company or any such affiliate; (d) solicit business from any customer or client served by the Company or any such affiliate at any point during the term of this agreement; or (e) interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company or any affiliate was involved at any point during the term of this agreement.

You agree that you will not contravene any laws of any country or violate any regulations or established rules of conduct in the performance of your duties on behalf of the Company. Without limiting the generality of the foregoing, you will not make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality) to influence any of his or its decisions, or to gain any other advantage. You will not take any other



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action that could result in any violation of the Foreign Corrupt Practices Act of the United States of America.

You acknowledge that the Company would be irreparably harmed if you violated this agreement, so that they would be entitled to an injunction or other equitable relief, in addition to any other available remedies, if you breached or threatened to breach any of the foregoing provisions.

You are currently an employee-at-will of the Company and this letter does not constitute a contract of employment. There is no agreement, expressed or implied, for any specific period, length or term of employment. This letter represents the complete understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all discussions or prior writings to the extent inconsistent with the terms hereof. The agreement between you and the Company as set forth herein may only be modified by a written instrument signed by both parties.

Formus requires a routine background check to verify employment, education and other statements you have made on your application and resume. Formus reserves the right to withdraw this offer, or move to immediate termination for falsification of information or in the event of an unsuccessful conclusion on any part of this background review process.

The above-referenced Agreement represents Formus' employment offer and applicable contingencies. If your understanding of the offer differs from what is presented above, please contact me for clarification. This offer of employment is valid until noon on , , and is contingent upon your starting employment with Formus on or before,.

Enclosed are two copies of this letter. Please acknowledge your agreement and acceptance of the terms of this letter by signing both copies where indicated and returning one copy to Human Resources by .

We are certain you will be an asset to Formus and look forward to your contributions to the Company.

Sincerely,




Agreed and Acknowledged: ___________________________ Date: ________


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APPENDIX A

Please list Discoveries held by you which you wish excluded from the operation of this Agreement:














-------------------------------


By:

Date:__________________________




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